UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 16, 2012

FUSE SCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)
6135 NW 167th Street, #E-21 Miami Lakes, Florida	33015
(Address of Principal Executive Offices)	(Zip Code)

(305) 503-3873

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Dismissal of Litigation Brought by MusclePharm Corporation

Effective October 1, 2012, MusclePharm Corporation ("MusclePharm") voluntarily dismissed with prejudice its claims against Fuse Science, Inc. (“Fuse Science”) for trademark infringement and unfair competition under the Federal Lanham Act, which claims were originally brought against Fuse Science on March 15, 2012 in the United States District Court for the Southern District of Florida (the “Court”). The dismissal motion in the action was filed with the Court on October 15, 2012 and includes an attached settlement agreement pursuant to which MusclePharm agreed that Fuse Science maintains "valid and enforceable rights" in U.S. Trademark Application Serial No. 85/363,969 for the ENERJEL™ mark. Likewise, MusclePharm agreed to (i) entry of a covenant not to sue regarding Fuse Science’s future use of the ENERJEL™ mark, (ii) a release of any and all potential prior claims, and (iii) never to seek any form of opposition or cancellation proceeding anywhere in the world regarding Fuse Science's rights in the ENERJEL™ mark relating to topical gel preparations.

Scientific Research Results

Fuse Science has received the preliminary results of its second round of research providing insight into the strength of Fuse Science’s proprietary technology. Nine Fuse Science formulations were tested in an in vitro penetration study through the human epidermis.  Eight compounds were tested with the proprietary encapsulation technology and one of them was tested with a second proprietary encapsulation formulation.  Radiolabels, either [14C] or [3H], were incorporated in each formulations prior to the application and used to analyze the samples.  The penetration profile was assessed by collecting the receptor fluid samples at various time-points from the chamber below the epidermis.  The selected time-points were 3 minutes, 1 hour, 2, 3.5, 5, 8 and 24 hours after the application of the formulations on the surface of the epidermal membrane.  The results demonstrated that Fuse Science’s proprietary encapsulation formulas delivered all of the compounds tested, with different physiochemical characteristics, across the epidermis at distinctive rates with unique penetration profiles.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

By: /s/ Brian Tuffin Brian Tuffin, Chief Executive Officer and Acting Chief Financial Officer

Dated: October 16, 2012